EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the (a) Registration Statement No. 333-192002 on Form S-8 of PEDEVCO Corp. (the “Company”), and (b) Registration Statement No. 333-191869 on Form S-3 of the Company, of our report dated May 21, 2014 relating to the statements of revenues and direct operating expenses of oil and gas properties acquired from Continental Resources, Inc. by PEDEVCO Corp. and the notes thereto for the years ended December 31, 2013 and 2012 as described in the Current Report on Form 8-K/A dated May 21, 2014.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.ghbcpas.com
Houston, Texas

May 21, 2014